Exhibit 21

Active Direct and Indirect Subsidiaries of A-Mark Precious Metals, Inc.

(100% owned except where indicated)

Name of Subsidiary	Jurisdiction of Incorporation
Collateral Finance Corporation	Delaware
A-Mark Trading AG	Austria
Transcontinental Depository Services, LLC	Delaware
A-M Global Logistics, LLC	Delaware
AM&ST Associates, LLC	Delaware (69% owned)
Goldline Inc.	Delaware
AM Capital Funding, LLC	Delaware
AM IP Assets, LLC	Delaware
AM Services, Inc.	Delaware
Precious Metals Purchasing Partners, LLC	Delaware (50% owned)